Exhibit 99.1

PRESTIGE BRANDS HOLDINGS, INC. REPORTS
FIRST QUARTER FISCAL 2007 RESULTS

Revenues Up 20%;  Net Income Up 39%;  Free Cash Flow Up 121%

Management Reconfirms Previous Expectations

Irvington, NY, July 31, 2006—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well recognized brands, today announced results for the first quarter of fiscal year 2007, which ended on June 30, 2006. Highlights of the quarter include:

>Total revenues for the first quarter were $75.9 million, an increase of 20% over the prior year comparable period.
> Excluding the impact of acquisitions, revenues were 8% higher than the prior year comparable period.
> Net income of $8.3 million was 39% higher than the prior year comparable period.
> Free cash flow of $21.2 million was 121% higher than the prior year comparable period.

Total revenues for the first quarter ended June 30, 2006 were $75.9 million, 20% higher than total revenues of $63.5 million in the first quarter of fiscal 2006, primarily as a result of strong sales of key brands in the over-the-counter medicines (OTC) and household products segments of the business, as well as contributions from the fiscal 2006 acquisitions of Chore Boy® household scrubbers and Dental Concepts consumer dental products. Key brands contributing to the increase include Compound W® wart remover, Clear eyes® eye care products, Murine® eye and ear care products, Comet® cleansers and Spic and Span® household cleaners. Excluding the impact of the two acquisitions, revenues grew 8%.

Operating income of $23.3 million was $5.0 million, or 28% greater than the comparable period last year. The improvement in operating income was primarily due to the strong sales gains for the Over-the-Counter (OTC) and Household Products segments.

Net income for the first quarter ended June 30, 2006 was $8.3 million, a 39% increase over net income of $5.9 million in the first quarter of fiscal 2006. Earnings per fully diluted share increased to $0.17 compared to $0.12 in the prior year comparable period.

Results by Segment

OTC Medicines: Revenues Up 19%

Revenues of $39.6 million in the over-the-counter medicines segment (OTC) were 19% higher than the prior year comparable period. Increases in this segment resulted primarily from sales gains in key brands—Compound W®, Clear eyes®, and Murine®. The Doctor’s® Night Guard® and The Doctor’s® Brush Picks, which were acquired with the acquisition of Dental Concepts, LLC in 2006, met first quarter growth targets.

Household Products: Revenues Up 32%

Revenues for the Household Cleaning products segment were $30.1 million, or 32% higher than the prior year comparable period net sales of $22.8 million. Comet®, the Company’s largest brand, contributed significantly to this increase, as a result of expanded distribution in retail outlets, movement gains on Comet® Cream, and royalty revenues from a licensing agreement in Eastern Europe. Spic and Span® household cleaners also contributed to the growth of the segment as a result of strong sales and distribution gains at major customers and expanded distribution of new items. The Chore Boy® line of household scrubbers, acquired in 2006, exceeded internal first quarter growth targets.

Personal Care: Revenues Down 14%

Revenues for the Personal Care segment, which accounts for approximately 8% of sales, were 14% lower than the prior year comparable period. This decline was primarily the result of declines in sales of Denorex® and Prell® shampoo brands, and Cutex® nail polish remover, the segment’s largest brand.

Free Cash Flow

Free cash flow is a “non-GAAP” financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, and is indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the first quarter ended June 30, 2006 was $21.2 million, composed of operating cash flows of $21.5 million, less capital expenditures of $0.3 million. The Company’s free cash flow was higher than net income primarily due to non-cash amortization of intangible assets and goodwill, non-cash interest expense, cash provided by a working capital decline, and relatively low capital expenditures.

Commentary

Commenting on the results of the quarter, Peter C. Mann, Chairman, President and Chief Executive Officer said, “We are pleased with the Company’s results for this period, and we have continued confidence in the fundamental strength of our business and our business model. As we have previously stated, the Company continues to expect long-term revenue growth of 3-4%, before the benefit of acquisitions, with net income expected to grow at a somewhat higher level.”

“Although we are pleased with the quarter’s results, we are holding to our previously stated expectations for fiscal 2007. We are reconfirming our belief that revenue growth in fiscal 2007 will exceed the Company’s long-term expectation due to a full year of revenue from the acquisitions made in fiscal 2006. The Company also anticipates that fiscal 2007 net income will also grow, but at a growth rate less than revenues due to continuing cost-related margin pressures and increased infrastructure costs,” Mann added.

Conference Call

The Company will host a conference call to review its first fiscal quarter results on Tuesday, August 1, 2006 at 8:30am EDT. The toll free number is 800-291-9234. International callers may dial 617-614-3923. The conference password is “prestige”. The Company will provide a live internet webcast of the call, as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigebrandsinc.com.

About Prestige Brands Holdings, Inc.
Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners and other well-known brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30
(In thousands, except share data)	2006	2005
Revenues
Net sales	$ 75,567	$ 63,428
Other revenues	356	25
Total revenues	75,923	63,453

Costs of Sales
Costs of sales	36,325	28,949
Gross profit	39,598	34,504

Operating Expenses
Advertising and promotion	7,402	8,705
General and administrative	6,434	4,911
Depreciation	220	483
Amortization of intangible assets	2,193	2,148
Total operating expenses	16,249	16,247

Operating income	23,349	18,257

Other income (expense)
Interest income	185	81
Interest expense	(9,977)	(8,591)
Total other income (expense)	(9,792)	(8,510)

Income before income taxes	13,557	9,747

Provision for income taxes	5,301	3,818
Net income	$ 8,256	$ 5,929

Basic earnings per share	$ 0.17	$ 0.12

Diluted earnings per share	$ 0.17	$ 0.12

Weighted average shares outstanding:
Basic	49,372	48,722
Diluted	50,005	49,998